EXHIBIT 10.16

DIRECTOR FEE SUMMARY

Set forth below is a summary of the current director fee arrangements for non-employee directors serving on the Boards of Directors of Mercantile Bank Corporation (“Mercantile”) and its wholly-owned subsidiary, Mercantile Bank of Michigan (“Bank”).

Effective June 1, 2014, the directors' annual retainer fee is paid in the form of stock rather than in cash. The annual retainer fee is a number of shares of our common stock equivalent to an annual fee of $15,000. One annual retainer fee is also paid to each director who serves as Chairman of our Audit Committee, Compensation Committee and Governance and Nominating Committee. The annual retainer is a number of shares of our common stock equivalent to an annual fee as follows:

Committee	Annual Retainer

Audit	$7,000
Compensation	$5,000
Governance and Nominating	$3,000

Beginning on June 1, 2014, our non-employee directors are paid a fee of $800 for each meeting of the Board of Directors that they attend, and $750 for each meeting of the Bank's Board of Directors that they attend. In addition, non-employee directors are paid a meeting fee of $700 for each meeting of the Executive Committee, $700 for each meeting of the Audit Committee and $600 for each meeting of the Compensation Committee and the Governance and Nominating Committee that they attend. For meetings that were held by telephone or other remote communications equipment, the meeting fees were one-half the amount described above. The director who serves as Facilitator for executive sessions of our Board of Directors receives a meeting fee of $400 for each executive session of the Board for which the director serves as Facilitator.

Under the Bank’s deferred compensation plan for non-employee directors, directors who are also directors of the bank may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board or until specific dates that they select. Directors are eligible to receive stock-based awards under the Stock Incentive Plan of 2006.